Exhibit 4.2

DayOne Data Centers Limited

(the “Company”)

(Registration Number 390453)

Number	Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000.0001 divided into

(i) 734,657,144 Ordinary Shares of a par value of US$0.00005 each;

(ii) 67,200,000 Series A Preferred Shares of a par value of US$0.00005 each;

(iii) 68,571,429 Series 8 Preferred Shares of a par value of US$0.00005 each and

(iv) 129,571,429 Series C Preferred Shares of a par value of US$0.00005 each

THIS IS TO CERTIFY THAT     is the registered holder of      Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the     day of     by:

DIRECTOR